Ex. 99.28(d)(31)(iv)

Amendment
to Amended and Restated
Investment Sub-Sub-Advisory Agreement Between
Goldman Sachs Asset Management, L.P.
and Goldman Sachs Asset Management International
(as agreed to by JNL Series Trust)

This Amendment is made by and between Goldman Sachs Asset Management, L.P., a Delaware limited partnership (“GSAM”), and Goldman Sachs Asset Management International, a company organized with unlimited liability under the laws of England (“GSAMI”), each a “party”, collectively “parties”.

Whereas, GSAM and GSAMI entered into an Amended and Restated Investment Sub-Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby GSAM appointed GSAMI to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”).

Whereas, the Board of Trustees of the Trust approved FIAM LLC to replace GSAM to provide sub-investment advisory services to the JNL/Goldman Sachs Core Plus Bond Fund, effective June 24, 2019.

Whereas, the parties have agreed to amend the first “Whereas” clause of the Agreement to i) remove references to the JNL/Goldman Sachs Core Plus Bond Fund and “Funds;” and ii) change “portfolios” to “portfolio.”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

1)	The first “Whereas” clause shall be deleted and replaced, in its entirety, with the following:

“Whereas, the JNL/Goldman Sachs Emerging Markets Debt Fund (the “Fund”) is an investment portfolio of JNL Series Trust (the “Trust”), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company;”

2)	Any and all references to the “Funds” shall be replaced with “Fund,” and any and all references to “each Fund” shall be replaced with “the Fund.”

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, each party has caused this Amendment to be executed, effective June 24, 2019.

Goldman Sachs Asset Management, L.P.

By:	/s/ Jason Hudes
Name:	Jason Hudes
Title:	Managing Director

Goldman Sachs Asset Management International

By:	/s/ Claudia Reim
Name:	Claudia Reim
Title:	Managing Director

Accepted and Agreed: JNL Series Trust

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President, and Chief Executive Officer